SETTLEMENT AGREEMENT

In Barcelona, on January 3, 2017

APPEARS

ON ONE HAND,

▪
TECH DATA ESPAÑA, S.L., a Company incorporated under the laws of Spain, with legal domicile at 30-32 Acer Street, Barcelona, Spain, and Tax ID Number (hereinafter referred to as “the Company” or “Tech Data Spain”), hereby represented by Mr. Robert Dutkowsky, duly authorized by the Board of Directors and by the Legal Representative of the Sole Shareholder of the Company, Tech Data Europe GmbH.

▪
TECH DATA CORPORATION, a Company incorporated under the laws of the State of Florida, with legal domicile at 5350 Tech Data Dr Clearwater, FL 33760, United States of Americas (hereinafter referred to as “Tech Data Corporation”), hereby represented by Mr. Robert Dutkowsky, duly authorized by the Board of Directors.

AND, ON THE OTHER HAND,

▪	Mr. Nestor Cano Soler, of full age, of Spanish nationality, holding national identity card, on his own name and behalf (hereinafter referred to as the “Executive”).

The Company and Tech Data Corporation will jointly be referred to as the “Tech Data Companies”. The Company, Tech Data Corporation and the Executive will jointly be referred to as the “Parties”.

DECLARE

I.	The Executive has currently been holding the position of President of the Company, under a Senior Executive Employment Contract (hereinafter referred to as the “Employment Contract”).

II.	Both Parties have mutually agreed to terminate the Employment Contract with effect on April 1, 2017.

III.
After negotiating the different aspects related with the termination of the Employment Contract, the Parties are willing to reach an agreement (hereinafter referred to as the “Agreement”) with the following

COVENANTS

FIRST: TERMINATION OF THE EMPLOYMENT RELATIONSHIP

The Parties mutually agree to terminate the Employment Contract, effective on
April 1, 2017 (hereinafter, this will be referred to as the “Termination Date”).

For the avoidance of any doubt, this Settlement Agreement terminates the Employment Contract in force between the Parties as well as the UK Assignment Letters entered into with the Executive.

SECOND: SEVERANCE PAYMENT

According to the Employment Contract and the US Severance Plan, the Company will pay the Executive a severance pay of 1,072,784 gross Great British Pounds, as a consequence of the termination of his Employment Contract. This amount equals to two (2) years of base salary, as described in the US Severance Plan.

This total gross severance compensation will be paid, once the appropriate income tax withholdings have been made, in a lump sum within five (5) days following the Termination Date.

The Executive expressly accepts the aforementioned amount and declares that he has nothing else to claim against the Company on the grounds of the termination of his employment relationship.

The amounts included in this Clause are gross and, consequently, will be subject to the appropriate withholdings.

THIRD: NOTICE PERIOD AND GARDEN LEAVE

According to this Agreement the Employment Contract’s six (6) month notice period will begin on February 1, 2017, but will be shortened to two (2) months. As compensation for the agreement to shorten the notice period, the Company will pay the Executive 340,775 Great British Pounds (the “Notice Payment”), representing four (4) months of base and proration of four (4) months of bonus at target together with 10,000 Great British Pounds as compensation for relocation assistance.

The Parties agree that for the period between February 1, 2017 and the closing of the Avnet, Inc. Technology Solutions division announced September 19, 2016 (the “Acquisition”), the Executive will continue to receive his compensation and all other rights as an employee and will continue to provide services to the Company. For the period between the closing of the Acquisition and April 1,
2017 the Executive will continue to receive his compensation and all other rights as an employee but will be exonerated from his obligation to render services and will therefore be on garden leave. For the avoidance of doubt, during the notice period the Executive will continue to earn and accrue bonus in the amounts and at the time as provided in the Employment Contract, and will be paid the prorata bonus amount due up to the Termination Date (proration to be based upon the target amount). In addition, any long term incentive grants previously made to the Executive will continue to vest to the extent vesting dates occur during the notice period.

In case that the Executive finds another position in a non-competitor entity during the notice period or the garden leave, both parties agree to anticipate the Termination Date to the date the Executive starts working for the non- competitor entity. In this case, and accordingly, the Executive will not be entitled to the Notice Payment or his salaries or further proration of bonus or continued vesting of equity for the remainder period of the notice period and garden leave.

FOURTH: NON-COMPETITION AND NON-SOLICITATION

Both parties agree that the post-contractual and non-solicitations restrictive covenants agreed in the Employment Contract remain in full force and effect. Accordingly, the Executive will comply with his non-competition and non-solicitation duties after the termination of his Employment Contract.

In order to compensate the Executive’s non-competition and non-solicitation obligations, the Company will pay the Executive an amount of 911,867 gross Great British Pounds in a lump sum payment to be made within five (5) days following the Termination Date. This amount is based on two (2) years of the targeted amount of annual bonus for the fiscal year 2017.

The Executive expressly accepts the aforementioned amount and declares that he has nothing else to claim against the Company on the grounds of his non- competition and non-solicitation obligations.

The amounts included in this Clause are gross and, consequently, will be subject to the appropriate withholdings.

FIFTH: FULL AND FINAL PAYMENT AND RELEASE

The Parties agree that the Employment Contract will be fully terminated with effect on the Termination Date. As of the Termination Date, the Executive will no longer be an employee of the Company, or of any other company belonging to the Tech Data Group, and no other relationship with the Company or with any other company belonging to the Group will remain in force.

The Executive expressly declares that, without prejudice to the Company’s obligations under this Agreement, there are no other severance pay, salary or non- salary items pending to be paid. Therefore, upon receiving the severance pay and the other payments indicated under this Agreement, the Executive declares that he have received full compensation and full and final settlement for all such items to which he may be entitled due to his relationship with the Company and Tech Data Group, expressly stating that, apart from the amounts indicated in this Agreement, there are no outstanding amounts owed to him by the Company or any other company of Tech Data Group.

As the Parties reach the present Agreement, the Executive expressly accepts the termination of his Employment Contract and waives the right to bring any action (whether statutory, contractual or otherwise) or any claim of any kind (including, but not limited to, labour, civil, administrative or criminal actions) against the Company or any other company of Tech Data Group.

SIXTH: COMPANY PROPERTY

On the Termination Date, the Executive will return all property belonging to the Company he may have in his possession, custody or control, in accordance with the provisions of the Employment Contract.

SEVENTH: CONFIDENTIALITY

The Executive undertakes the obligation to keep strict confidentiality with regard to all the Confidential Information he may have gained access while employed by the Company in accordance with the provisions of the Employment Contract.

EIGHTH: MUTUAL NO DISPARAGEMENT

The Executive and the Tech Data Companies agree not to criticize, denigrate or otherwise disparage the other Party, any other entity affiliated with the other Party, or any of the Company's products, processes, experiments, policies and practices, standards of business conduct, or areas or techniques of research.

NINTH: COLLATERAL PLEDGE

In order to ensure the Executive’s compliance with the all of Executive’s obligations and covenants under the post-contractual obligations described in the Fourth Clause of this Settlement Agreement and Clause 13 of the Employment Contract, prior to payment of the lump sum severance amount and lump sum non-compete and non-solicitation amounts described in clauses SECOND and FOURTH above Executive will provide a collateral pledge of liquid assets owned by Executive in an amount not less than US$ 1,325,000, which collateral pledge will be in force until all such obligations have been fully discharged.

In case that the Executive fails to fulfil the post-contractual obligations described in the Fourth Clause under this Settlement Agreement and Clause 13 of the Employment Contract, the Company will become the owner of the liquid assets mentioned in the previous paragraph which funds will be applied to the total the Executive will be obligated to compensate the Company or any Group Company for the damages caused to them as a result of the breach of his obligations, pursuant to this Settlement Agreement and to the Employment Contract.

TENTH: ENTIRE AGREEMENT

This Agreement constitutes the entire agreement by the Company, Tech Data Corporation and the Executive with respect to the subject matter hereof, and supersedes any and all prior contracts, agreements or understandings between the Executive and the Tech Data Companies, whether written or oral.

ELEVENTH: JURISDICTION AND GOVERNING LAW

This Agreement shall be construed by and in accordance with Spanish Law. Accordingly, the Parties expressly agree to submit any dispute arising between them over the performance and interpretation of this Agreement to the Courts and Tribunals of Barcelona.

IN WITNESS HEREOF the Parties, having carefully read this document, ratify and sign it in duplicate, both copies being equally valid, in the city and on the date first above mentioned.

/s/ Robert Dutkowsky	/s/ Nestor Cano
Robert Dutkowsky.	Mr. Nestor Cano Soler
TECH DATA ESPAÑA, S.L.	The Executive
TECH DATA CORPORATION